Exhibit 99.1

           Semtech Announces Additional $50 Million Buyback

   CAMARILLO, Calif.--(BUSINESS WIRE)--Sept. 13, 2002--SEMTECH CORPORATION (Nasdaq:SMTC) today announced that its Board of Directors has authorized an additional $50 million to the current buyback program. This raises the total amount authorized under the buyback program to $200 million. The program authorizes the repurchase of common stock and convertible subordinated notes from time to time through open market transactions.
   Since January 2001, the Company has bought back approximately $143 million in stock and notes under this program. This amount includes the repurchase of $40 million face value of convertible subordinated notes so far in the third quarter of fiscal year 2003 at a cost of approximately $34 million. The Company will record a pre-tax gain of approximately $6 million due to the retirement of these notes.

   About Semtech

   Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications. Publicly traded since 1967, Semtech is listed on the Nasdaq National Market under the symbol SMTC.

    CONTACT: Semtech Corporation
             John Baumann, Investor Relations, 805/480-2010